Exhibit 10.3

Gardner
Denver	Gardner Denver, Inc. Long-Term Cash Bonus Award Agreement

This Long-Term Cash Bonus Award Agreement (“Agreement”) is made by and between «FirstName» «LastName» (the “Participant”) and Gardner Denver, Inc, a Delaware corporation (the “Company”).

WITNESSETH:

WHEREAS, the Management Development and Compensation Committee of the Board of Directors of the Company (the “Committee”) desires to benefit the Company by increasing motivation on the part of the Participant by creating an incentive to remain employed by the Company and to work to the very best of the Participant’s abilities; and

WHEREAS, to further this purpose, the Company desires to make a Long-Term Cash Bonus Award (the “Award”) to the Participant under the terms of the Gardner Denver, Inc. Long-Term Incentive Plan, as amended and restated (the “Plan”); and

WHEREAS, pursuant to official action of the Committee on [                    ], 20[    ] (the “Grant Date”), the Company granted the Award contemplated by this Agreement to the Participant.

NOW, THEREFORE, in consideration of the premises, and of the mutual agreements hereinafter set forth, it is covenanted and agreed as follows:

1. Benefits. Participant shall be eligible to receive any and all benefits to which he or she is entitled to receive for this Long-Term Cash Bonus Award under the terms and subject to the conditions of the Plan, as amended from time to time, which terms and conditions are hereby made a part hereof and are incorporated herein by reference. In the event of any inconsistency or conflict between the terms of the Plan and those of this Award Agreement, the terms of the Plan shall prevail. Terms which are not specifically defined herein shall have the meanings ascribed to them in the Plan.

2. Terms of Award. The following terms used in this Agreement shall have the meanings set forth below:

(a) Performance Period. The “Performance Period” is the period beginning on [                    ] and ending on [                    ].

(b) Base Salary and Base Salary Factor. “Base Salary” means the base salary of the Participant as defined in Section 2.4 of the Plan. The “Base Salary Factor” to be used in calculating the Participant’s Award granted hereunder by application to the Participant’s Base Salary in effect as of the end of the Performance Period, is [«BonusTarget»%].

(c) Performance Targets. The “Performance Targets” which must be met by the end of the Performance Period in order for the Participant to receive an Award hereunder are the following percentage increases in [the compound growth rate of Earnings Before Taxes for the Company’s industrial and engineered products businesses since the commencement of the Performance Period (the “Earnings Growth Rate”)]:

Threshold Performance	Target Performance	Maximum Performance
[ %]	[ %]	[ %]

(d) Payment Opportunity. The Participant’s “Payment Opportunity” is determined by the extent to which the Performance Targets set forth in paragraph 1(c) are met by the end of the Performance Period in accordance with the following table:

Performance Target Achieved	Payment Opportunity
Threshold Performance	[ %]
Target Performance	[ %]
Maximum Performance	[ %]

The Payment Opportunity for an Earnings Growth Rate occurring between stated Performance Targets at the end of any Performance Period shall be determined through simple interpolation. An Earnings Growth Rate below the Threshold Performance in any Performance Period will result in no Award payment for that Performance Period.

(e) Date of Termination. The Participant’s “Date of Termination” shall be the first day occurring on or after the Grant Date on which the Participant is no longer employed by the Company or any subsidiary or affiliate of the Company, regardless of the reason for the cessation of employment; provided that such a cessation of employment shall not be deemed to occur by reason of a transfer of the Participant between the Company and a subsidiary or between two subsidiaries. All determinations regarding employment shall be made by the Committee, subject to the rules set forth in Section 15 of the Plan.

(f) Target Performance. Target Performance means the Earnings Growth Rate Performance Target for the Performance Period, the attainment of which is necessary for the payment of a [        %] Payment Opportunity.

(g) Threshold Performance. Threshold Performance means the Earnings Growth Rate Performance Target for the Performance Period, the attainment of which is necessary for the payment of a [        %] Payment Opportunity and for the payment of any Award at the conclusion of a Performance Period.

(h) Maximum Performance. Maximum Performance means the Earnings Growth Rate Performance Target for the Performance Period, the attainment of which is necessary for the payment of a [        %] Payment Opportunity.

(i) [Earnings Before Taxes. <<Insert Year>> Long-Term Cash Bonus Award based on <<Insert Year>> earnings before taxes (“EBT”) for the Company’s industrial and engineered businesses of $<<Insert EBT>>.]

(j) Retirement. “Retirement” means cessation of employment following a Participant’s attainment of age 55 and completion of five years of service.

3. Award. The Participant is hereby granted a Long-Term Cash Bonus Award under the Plan in an amount to be determined in accordance with the terms set forth in paragraph 2 above, subject to the achievement of the Performance Targets set forth therein. The Committee shall compute the specific amount of Award payable to the Participant hereunder by applying the Base Salary Factor set forth above to the Participant’s Base Salary in effect as of the end of the Performance Period and multiplying that product by the applicable Payment Opportunity as of the end of the Performance Period in accordance with the following formula:

Award amount = Payment Opportunity x (Base Salary Factor x Base Salary)

In the event the Award calculated in accordance with this Agreement exceeds the maximum Award permissible under the terms of the Plan, then such Award shall automatically be reduced to the maximum permitted under the terms of the Plan.

4. Payment. Unless the Participant’s Date of Termination occurs during the Performance Period, then, as soon as practicable following the end of the Performance Period, but no later than March 15th of the following calendar year, the Participant shall be paid a lump sum in [cash], an Award amount calculated in accordance with the terms and methodology set forth in paragraphs 2 and 3 hereof. In the event the Participant’s Date of Termination occurs prior to the end of the Performance Period for any reason other than death, Disability (as defined in the Plan) or Retirement, the Award granted hereunder, if any, shall be forfeited as of the Date of Termination, unless the Committee determines otherwise in its sole and absolute discretion; if the Committee makes such a determination, then the Participant shall receive a prorated payment of the Award payable hereunder, if any, as soon as practicable following the end of the Performance Period, but no later than March 15th of the following calendar year, based on the portion of the Performance Period elapsed as of the Date of Termination and the achievement of the Performance Targets as of the end of the Performance Period. In the event the Participant’s Date of Termination occurs prior to the end of the Performance Period due to the Participant’s death, Disability or Retirement, then the Participant shall receive a prorated payment of the Award payable hereunder, if any, as soon as practicable following the end of the Performance Period, but no later than March 15th of the following calendar year, based on the portion of the Performance Period elapsed as of the Date of Termination and the achievement of the Performance Targets as of the end of the Performance Period.

5. Transfer. Participant shall not sell, transfer, assign, hypothecate, pledge, grant a security interest in, or in any other way alienate any Award granted hereunder, or any interest or right therein, except by will or the laws of descent and distribution, and any such attempted transfer, assignment, hypothecation, pledge or grant of a security interest shall be null and void and of no legal force or effect.

6. Community Interest of Spouse. The community interest, if any, of any spouse of the Participant in any of the Long-Term Cash Bonus Award shall be subject to all of the terms, conditions and restrictions of this Agreement and the Plan, and shall be forfeited and surrendered to the Company upon the occurrence of any of the events requiring the Participant’s interest in such Long-Term Cash Bonus Award to be so forfeited and surrendered pursuant to this Agreement.

7. Payment Upon Change in Control. In the event of a Change in Control, then the Participant shall receive a payment of the Award payable hereunder, if any, as provided in Section 21 of the Plan.

8. Non-competition, Non-solicitation, and Non-disclosure. The Committee in its sole discretion, may require the Participant to reimburse immediately, without consideration from the Company, the sum total of the last Award made hereunder, and forfeit any Award earned but not paid hereunder if any of the following events occur: (a) the Participant, as individual or as a partner, employee, agent, advisor, consultant or in any other capacity of or to any person, firm, corporation or other entity, directly or indirectly, carries on any business, or becomes involved in any business activity, competitive with the Company or any subsidiary, in violation of the Company’s Code of Ethics and Business Conduct (CP-10-002), as may be amended from time (or any successor policy); (b) the Participant solicits or entices any other employee of the Company or its affiliates to leave the Company or its affiliates to go to work for any other business or organization which is in direct or indirect competition with the Company or any of its affiliates, or request or advises a customer or client of the Company or its affiliates to curtail or cancel such customer’s business relationship with the Company or its affiliates; or (c) the Participant fails to abide by the contractual terms of the Employee Non-disclosure Agreement and/or Invention Assignment Agreement, as applicable, which were executed in accordance with the Company’s Security of Confidential and Proprietary Information Policy (CP-10-013), as may be amended from time (or any successor policy), during the Participant’s employment with the Company.

9. Unearned Awards. In the event the Company restates its financial results within 12 months of an Award made hereunder due to material non-compliance by the Company with any financial reporting requirements of the federal securities laws, (as determined by the members of the Compensation Committee and/or the Board who are “independent” under the Company’s corporate governance guidelines), the Company may recover from the Participant, in such manner as the Company deems appropriate under the circumstances, the excess, if any, of (x) the sum total of the Award actually awarded to the Participant over (y) the amount of the Award such Participant would have received had the Award been calculated based on the restated financial statements.

10. Arbitration. The Company and the Participant agree that any claim, dispute or controversy arising under or in connection with this Agreement (including, without limitation, any such claim, dispute or controversy arising under any federal, state or local statute, regulation or ordinance or any of the Company’s employee benefit plans, policies or programs) shall be resolved solely and exclusively by binding arbitration. The arbitration shall be held in the city of Philadelphia (or at such other location as shall be mutually agreed by the parties). The arbitration shall be conducted in accordance with the Expedited Employment Arbitration Rules

(the “Rules”) of the American Arbitration Association (the “AAA”) in effect at the time of the arbitration, except that the arbitrator shall be selected by alternatively striking from a list of five arbitrators supplied by the AAA. All fees and expenses of the arbitration, including a transcript if either requests, shall be borne equally by the parties. If the Participant prevails as to any material issue presented to the arbitrator, the entire cost of such proceedings (including, without limitation, Participant’s reasonable attorneys’ fees) shall be borne by the Company. If the Participant does not prevail as to any material issue, each party will pay for the fees and expenses of its own attorneys, experts, witnesses, and preparation and presentation of proofs and post-hearing briefs (unless the party prevails on a claim for which attorney’s fees are recoverable under the Rules). Any action to enforce or vacate the arbitrator’s award shall be governed by the Federal Arbitration Act, if applicable, and otherwise by applicable state law. If either the Company or the Participant pursues any claim, dispute or controversy against the other in a proceeding other than the arbitration provided for herein, the responding party shall be entitled to dismissal or injunctive relief regarding such action and recovery of all costs, losses and attorney’s fees related to such action. Notwithstanding the provisions of this paragraph, either party may seek injunctive relief in a court of competent jurisdiction, whether or not the case is then pending before the panel of arbitrators. Following the court’s determination of the injunction issue, the case shall continue in arbitration as provided herein.

11. Withholding. All payments and distributions under this Agreement are subject to withholding of all applicable taxes.

12. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to its principles of conflict of laws.

13. Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business. If any rights exercisable by the Participant or benefits deliverable to the Participant under this Agreement have not been exercised or delivered, respectively, at the time of the Participant’s death, such rights shall be exercisable by the Designated Beneficiary, and such benefits shall be delivered to the Designated Beneficiary, in accordance with the provisions of this Agreement and the Plan. The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Participant in a writing filed with the Committee in such form and at such time as the Committee shall require. If a deceased Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any benefits distributable to the Participant hereunder shall be distributed to the legal representative or the estate of the Participant. If a deceased Participant designates a beneficiary but the Designated Beneficiary dies before the complete distribution of benefits to the Designated Beneficiary under this Agreement, then any benefits that would have been distributed to the Designated Beneficiary shall be distributed to the legal representative or the estate of the Designated Beneficiary.

14. Committee Discretion. The Committee shall have authority, subject to the express provisions of the Plan, to construe this Agreement and the Plan, to establish, amend and rescind rules and regulations relating to the Plan, and to make all other determinations in the judgment of the Committee necessary or desirable for the administration of the Plan. The

Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in this Agreement in the manner and to the extent it shall deem expedient to carry the Plan into effect. All action by the Committee under the provisions of this paragraph shall be conclusive for all purposes.

15. Interpretation and Savings Clause. All terms and conditions of this Agreement applicable to qualified performance-based compensation shall be construed to be in accordance with the qualified performance-based compensation requirements of Section 162(m) of the Internal Revenue Code, and any offending or non-compliant terms shall be amended, voided and/or reformed to the extent necessary to comply with Section 162(m). Likewise, all terms and conditions of this Agreement applicable to any non-qualified deferred compensation shall be construed to be in accordance with the non-qualified deferred compensation requirements of Section 409A of the Internal Revenue Code, including but not limited to its short term deferral exception, and any offending or non-compliant terms shall be amended, voided and/or reformed to the extent necessary to comply with Section 409A.

16. No Right to Continued Service. Nothing in this Agreement shall be deemed to create any limitation or restriction on such rights as the Company otherwise would have to terminate the employment of the Participant. For purposes of this Agreement, employment by a parent or subsidiary of or a successor to the Company shall be considered employment by the Company.

17. Amendment. This Agreement may be amended by written agreement of the Participant and the Company, without the consent of any other person.

18. Entire Agreement. This Agreement sets forth the entire agreement of the parties with respect to its subject matter, and supersedes all other agreements and understandings, whether oral or written, by and between the parties relating to the subject matter hereof.

19. Severability. In the event any provision of this Agreement is found to be unlawful, void or unenforceable, the remaining provisions of this Agreement shall remain in force and valid.

PARTICIPANT ACKNOWLEDGES AND UNDERSTANDS THAT THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION THAT MAY BE ENFORCED BY THE PARTIES.

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IN WITNESS WHEREOF, the Participant has executed this Agreement, and the Company has caused these presents to be executed in its name and on its behalf, all as of the Grant Date.

GARDNER DENVER, INC.

By:

Title:

PARTICIPANT

Signed:

Date: